CORPORATE ADMINISTRATIVE SERVICES AGREEMENT

THIS AGREEMENT made effective as of the 15th day of April 2014.

BETWEEN:

Oaxaca Resources Corp., a Nevada Corporation, having offices at Apartado de correos 112, CP 63732, Bucerias Nayarit Mexico and 50 West Liberty Street Suite #880, Reno, Nevada, 89501.

 (hereafter “Oaxaca”)

AND;

Melville Business Services Inc., a Corporation having a office at 601-8623 Granville Street, Vancouver, B.C.

(hereafter (“Melville”)

RECIETALS:

         WHEREAS, Oaxaca  is engaged in the business of mineral exploration, and the conduct of such other activities as may be incidental or related thereto; and

         WHEREAS, Oaxaca has and will have the need for administrative, related services from time to time, but has determined that it is not cost effective to maintain all the infrastructure associated therewith; and

         WHEREAS, in the event that Oaxaca issues to the public shares of its capital stock pursuant to a registration statement under the Securities Act of 1933, as amended, Oaxaca desires to continue to obtain the foregoing services from Melville; and

         WHEREAS, by this Agreement, Oaxaca and Melville desire to confirm their agreement with respect to services to be provided to Oaxaca commencing on April 15th 2014 (the "Effective Date"), and to set forth the basis for Melville’s providing further services of the type referred to herein; and

         WHEREAS, Melville is able and willing to provide the foregoing services to Oaxaca, and Oaxaca desires to engage Melville as an independent contractor to provide the same in accordance with the terms set forth herein:

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained herein, and for other good and valuable consideration, the receipt and legal sufficiency whereof are hereby acknowledged, the parties hereto further agree as follows:

ARTICLE I

SECTION 1.        ADMINISTRATIVE SERVICES.

          1.1

    Commencing on the Effective Date, Oaxaca hereby engages and retains Melville to provide or otherwise make available to Oaxaca the services described in this Section 1 (the "Administrative Services"), and Melville hereby accepts and agrees to provide such Administrative Services to Oaxaca, for the term and consideration as specified herein. The fee payable for such Administrative Services shall be determined in accordance with Section 3 hereof.

         1.2.     ACCOUNTING SERVICES. Melville shall assist Oaxaca with the following accounting services: maintenance of Oaxaca's general ledger; maintenance of Oaxaca's accounts payable and accounts receivable records; and maintenance of Oaxaca's fixed asset records. The services described in this Section 1.2 shall also be provided by Melville at the request of Oaxaca in connection with Oaxaca's preparation of any required filings with the Securities and Exchange Commission pursuant to United States securities laws. The services described in this Section 1.2 shall be provided by Melville until terminated pursuant to the provisions of Section 6.3 hereof.

         1.3.     CORPORATE RECORD-KEEPING SERVICES. Melville shall assist in maintaining all accounting records relating to Oaxaca, until such time as such records shall be disposed of in accordance with applicable legal requirements and Melville's normal record disposition policies.

ARTICLE II

SECTION 2.        ADDITIONAL SERVICES.

         2.1     Beginning on such date or dates subsequent to the Effective Date as are mutually agreed to in writing by the parties, Melville will provide or otherwise make available to Oaxaca such services in addition to those described in Section 1 hereof as are reasonably requested by Oaxaca, subject in each case to the parties' agreement to financial consideration and other terms. In the event that Oaxaca desires to avail itself of any of such additional services, the parties shall negotiate in good faith to reach agreement on the scope and term of such services. When and if an agreement is reached, the parties shall prepare an appropriate schedule or addendum to this Agreement, in which the nature, scope and quality of such services is described in detail. Each such addendum shall be executed on behalf of each party hereto, shall be effective as of its date and shall, upon such effective date, be incorporated into and made an integral part of this Agreement.

ARTICLE III

SECTION 3.        REIMBURSEMENT OF EXPENSES.

3.1

IN CONNECTION with the Administrative Services pursuant to Section1 hereof and Additional Services pursuant to Section 2 hereof, Oaxaca shall reimburse Melville for any and all expenses or costs ("Charges") incurred or paid by Melville on behalf of Oaxaca in the performance of any of its responsibilities under this Agreement (including an appropriate allocation of overhead and general and administrative costs).

3.2

UNLESS Melville and Oaxaca shall agree to a different arrangement contrary to this Section 3.2, Oaxaca shall pay to Melville a fee for Administrative Services and Additional Services in an amount of Two Hundred and Fifty Dollars ($250.00) per month plus an additional fee of Fifty Dollars ($50) per hour for Administrative and Additional Services incurred during a current billing period which is in excess of 5 hours previously incurred for that billing period.

3.3

THE CHARGES and Fees shall be billed and payment shall be made to Melville in U.S. Dollars.

3.4

OAXACA shall also pay any applicable sales or use taxes payable with respect to the Charges and the Fees.

3.5

MELVILLE shall, as and when necessary, prepare all applications, reports, statements and other documents showing the Charges, Fees and the related costs and expenses incurred or paid by Melville on behalf of Oaxaca in the performance of any of its responsibilities under this Agreement.

3.6

TO the extent that Oaxaca is billed by an outside provider directly, Oaxaca shall pay such bill directly. If Melville is billed by outside providers for services performed for Oaxaca pursuant to this Agreement, Melville may pay the bill and charge Oaxaca the amount of the bill or forward the bill to Oaxaca for payment by Oaxaca. A Fee will be payable on all amounts paid in connection with services related to Melville's responsibilities hereunder, regardless of whether Melville or Oaxaca paid such amounts; provided.

ARTICLE IV

SECTION 4.        PAYMENT OF FEES.

4.1

AMOUNTS payable by Oaxaca for services provided by Melville under this Agreement shall be payable from and after the first day of the month following the month in which the Effective Date occurs. Thereafter, such amounts shall be paid monthly after the first day of the month following the month in which the services were provided.

ARTICLE V

SECTION 5.        DISCLAIMER, LIMITED LIABILITY.

5.1

MELVILLE will use reasonable efforts to make the Administrative Services available (and, if it agrees to provide the Additional Services, Additional Services) with substantially the same degree of care as it employs in making the same services available for its own operations; provided, however, that Melville shall not be liable to Oaxaca or any other person  for any loss, damage or expense which may result therefrom or from any change in the manner in which Melville renders such services, so long as Melville deems such change necessary or desirable in the conduct of its own operations. Neither Melville or its agents who provide services to Oaxaca shall not be liable to Oaxaca or to any third party, including any governmental agency or Oaxaca's stockholders, for any claims, damages or expenses relating to the Administrative Services (and, if it agrees to provide the Additional Services, Additional Services) provided pursuant to this Agreement, except for willful malfeasance, bad faith or gross negligence in the performance of their duties or reckless disregard of their obligations and duties under the terms of this Agreement. Oaxaca shall have the ultimate responsibility for all services provided herein.

ARTICLE VI

SECTION 6.        TERM AND TERMINATION.

6.1

TERM. Except as provided in Section 6.2 hereof, the initial term of this Agreement shall commence on the Effective Date and continue on a month to month basis. This Agreement shall automatically renew at the end of the initial month for successive one-month terms until terminated in accordance with Section 6.3 hereof.

6.2

TERMINATION This Agreement or any Administrative Service specified in Section 1 hereof may be terminated by either party to this Agreement at anytime on 30 days' prior notice to the other party, or of other prior notice agreed to by the parties.

6.3

TERMINATION OF SPECIFIC SERVICES. Specific services provided hereunder may be terminated, or shall expire, as described in Section 1 hereof or in any schedule or addendum hereto. If and to the extent that Melville incurs expenses in connection with and resulting from termination of any specific services provided hereunder, Oaxaca shall reimburse Melville for such costs or expenses promptly upon receipt of an itemized account thereof

6.4

POST-TERMINATION SERVICES. In the event of termination of this Agreement, or a service provided hereunder, pursuant to Section 6.3 hereof, Melville shall be required at Oaxaca's option to continue to provide the terminated services of the type then being provided to Oaxaca during the one-month period referred to in Section 6.3 hereof and, whether or not Oaxaca requests continuation of such services, Oaxaca shall continue to pay Melville the costs of such services for such one-month period. Subsequent to such one-month period, or in the event of termination of this Agreement pursuant to Section 6.3, corporate administrative services of the kind provided under the Agreement may continue to be provided to Oaxaca on an as-requested basis by Oaxaca, in which event Oaxaca shall be charged by Melville a fee pursuant to Section 3  and Section 4 of this Agreement.

ARTICLE VII

SECTION 7         OTHER ACTIVITIES OF MELVILLE

7.1

       OAXACA hereby recognizes that Melville now renders and may continue to render administrative and other services to other clients that may or may not have policies and conduct activities similar to those of Oaxaca. Melville shall be free to render such advice and other services, and Oaxaca hereby consents thereto. Melville shall devote so much of its time and attention to the performance of its duties under this Agreement as it deems reasonable or necessary to perform the services required hereunder in a manner consistent with that in which such services have been performed by Melville in the past.

ARTICLE VIII

       8.1      NOTICES. All notices and other communications hereunder shall be in writing and shall be delivered by hand or mailed by registered or certified mail (return receipt requested) or transmitted by facsimile to the parties at the addresses of each party written above (or at such other addresses for a party as shall be specified by like notice) and shall be deemed delivered upon personal delivery, upon actual receipt or on the third business day after deposit in the mail.

       8.2.      FORCE MAJEURE. Neither party shall be in default of this Agreement or liable to the other party for any delay or default in performance where occasioned by any cause of any kind or extent beyond its control, including but not limited to, armed conflict or economic dislocation resulting therefrom; embargoes; shortages of labor, raw materials, production facilities or transportation; labor difficulties; civil disorders of any kind; action of any civil or military authorities (including priorities and allocations); fires; floods; and accidents. The dates on which the obligations of a party are to be fulfilled shall be extended for a period equal to the time lost by reason of any delay arising directly or indirectly from:

         (a)      Any of the foregoing causes, or

         (b)     Inability of that party, as a result of causes beyond its reasonable control, to obtain instruction or information from the other party in time to perform its obligations by such dates.

         8.3.    ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and all prior agreements or understandings shall be deemed merged herein. No representations, warranties and certifications, express or implied, shall exist as between the parties except as stated herein.

         8.4.       AMENDMENTS. No amendments, waivers or modifications hereof shall be made or deemed to have been made unless in writing executed by the party to be bound thereby.

         8.5.     SEVERABILITY. If any provision in this Agreement or the application of such provision to any person or circumstance shall be invalid, illegal or unenforceable, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid, illegal or unenforceable shall not be affected thereby.

         8.6.     COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

         8.7.      SUCCESSORS AND ASSIGNS. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the other party hereto, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         8.8.      GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

         8.9.     NO THIRD-PARTY BENEFICIARIES. This Agreement is solely for the benefit of the parties hereto and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Corporate Administrative Services Agreement to be executed, effective as of the date first written above.

Oaxaca Resources Corp.

Per:  /s/ Jose Othoniel Gonzalez Montes

       Jose Othoniel Gonzalez Montes, President

Melville Business Services Inc.

Per: /s/ Darlene Sherritt

        Darlene Sherritt